Exhibit 5.1

mwe.com

November 9, 2021

Enzo Biochem, Inc.
527 Madison Avenue
New York, New York 10022

Re:	Enzo Biochem, Inc. Registration Statement on Form S-8

Dear Ladies and Gentlemen:

We are rendering this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of 960,000 additional shares (the “Shares”) of common stock, par value $0.01 per share, of Enzo Biochem, Inc., a New York corporation (the “Company”), pursuant to (i) the Inducement Restricted Stock Unit Grant Notice and Agreement (the “Inducement RSU Award”), effective as of November 8, 2021, made by the Company and subject to acceptance by Hamid Erfanian (the “Grantee”), and (ii) the Inducement Option Grant Notice and Agreement (the “Inducement Option Award” and, together with the Inducement RSU Award, the “Agreements”), effective as of November 8, 2021, made by the Company and subject to acceptance by the Grantee.

We have examined: (i) the Registration Statement; (ii) the Company’s Certificate of Incorporation, as amended to date; (iii) the Company’s Amended and Restated By-Laws, as amended to date; (iv) resolutions adopted by the Board of Directors of the Company (the “Board”) relating to, among other matters, the issuance of the Shares (the “Resolutions”); and (v) the Agreements.

In addition to the examination outlined above, we have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

Based on the foregoing, we are of the opinion that the issuance of the Shares pursuant to the applicable Agreement has been duly authorized, and when and to the extent issued and delivered by the Company in accordance with the Registration Statement, the applicable Agreement, the Resolutions, any applicable Award and any other resolutions adopted by the Board or a duly authorized committee thereof relating thereto, the Shares will be validly issued, fully paid and nonassessable by the Company.

We do not express any opinion herein concerning any law other than the New York Business Corporation Law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the use of our name wherever it appears in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ McDermott Will & Emery LLP

One Vanderbilt Avenue New York NY 10017-3852 Tel +1 212 547 5400 Fax +1 212 547 5444
US practice conducted through McDermott Will & Emery LLP.